                                                                   EXHIBIT 99.1




                 Consolidated Financial Statements and Report of
                    Independent Certified Public Accountants

                       MOTORCAR PARTS & ACCESSORIES, INC.
                                AND SUBSIDIARIES

                             March 31, 2000 and 1999

                                 C O N T E N T S


                                                                                                               PAGE
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..............................................................3


CONSOLIDATED FINANCIAL STATEMENTS

      CONSOLIDATED BALANCE SHEETS...............................................................................4

      CONSOLIDATED STATEMENT OF OPERATIONS......................................................................6

      CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY AND
      COMPREHENSIVE LOSS........................................................................................7

      CONSOLIDATED STATEMENT OF CASH FLOWS......................................................................8

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................................................9


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Motorcar Parts & Accessories, Inc.


We have audited the accompanying consolidated balance sheets of Motorcar Parts & Accessories, Inc. and Subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive loss and cash flows for the year ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the consolidated financial position of Motorcar Parts & Accessories, Inc. and Subsidiaries as of March 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the year ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note E, the Company changed its method of accounting for inventory.


/s/ Grant Thornton LLP
November 29, 2000
Los Angeles, California

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                             March 31, 2000 and 1999



                                     ASSETS
                                                                           2000           1999
                                                                       ------------   ------------
CURRENT ASSETS:
       Cash and cash equivalents                                       $  1,123,000   $    945,000
       Short term investments - Deferred compensation plan assets           224,000        970,000
       Accounts receivable, net of allowances of $6,717,000 and
           $17,180,000 in 2000 and 1999, respectively                    15,263,000     11,620,000
       Inventory, net of allowances of $5,256,000 and $17,064,000 in
           2000 and 1999, respectively                                   36,246,000     68,337,000
       Income tax refund receivable                                       1,173,000      1,990,000
       Prepaid expenses and other current assets                            313,000        450,000
                                                                       ------------   ------------

                                         Total current assets            54,342,000     84,312,000

PLANT AND EQUIPMENT, net                                                 11,375,000     12,435,000

DEFERRED TAX ASSET                                                        3,250,000      3,250,000

INCOME TAX REFUND RECEIVABLE                                              2,486,000      2,437,000

OTHER ASSETS                                                                348,000      1,005,000
                                                                       ------------   ------------

                                                                       $ 71,801,000   $103,439,000
                                                                       ============   ============


        The accompanying notes are an integral part of these statements.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                     CONSOLIDATED BALANCE SHEETS - CONTINUED

                             March 31, 2000 and 1999




                        LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                                    2000             1999
                                                                               -------------    -------------
CURRENT LIABILITIES:
         Accounts payable                                                      $   9,502,000    $  18,245,000
         Accrued liabilities                                                       3,843,000        4,694,000
         Line of credit                                                           36,661,000       29,223,000
         Deferred compensation                                                       234,000        1,077,000
         Current portion of capital lease obligations                              1,106,000        1,012,000
                                                                               -------------    -------------

                                  Total current liabilities                       51,346,000       54,251,000

CAPITAL LEASE OBLIGATIONS, less current portion                                    3,062,000        3,528,000

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
         Preferred stock; par value $.01 per share, 5,000,000 shares
             authorized; none issued                                                      --               --
         Series A Junior Participating Preferred Stock; no par value, 20,000
             shares authorized; none issued                                               --               --
         Common Stock; par value $.01 per share, 20,000,000 shares
             authorized; 6,460,455 shares issued and outstanding                      65,000           65,000
         Additional paid-in capital                                               51,281,000       51,281,000
         Accumulated other comprehensive loss                                        (95,000)         (72,000)
         Accumulated deficit                                                     (33,858,000)      (5,614,000)
                                                                               -------------    -------------

                                  Total shareholders' equity                      17,393,000       45,660,000
                                                                               -------------    -------------

                                                                               $  71,801,000    $ 103,439,000
                                                                               =============    =============

        The accompanying notes are an integral part of these statements.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENT OF OPERATIONS

                        For the year ended March 31, 2000



NET SALES                                                                               $ 194,293,000
COST OF GOODS SOLD                                                                        188,097,000
                                                                                        -------------
             Gross margin                                                                   6,196,000
                                                                                        -------------

OPERATING EXPENSES
       General and administrative                                                          11,832,000
       Sales and marketing                                                                  1,864,000
       Research and development                                                               714,000
       Provision for doubtful accounts                                                        321,000
                                                                                        -------------
             Total operating expenses                                                      14,731,000
                                                                                        -------------

OPERATING LOSS                                                                             (8,535,000)

OTHER EXPENSE (INCOME)
       Interest expense                                                                     3,227,000
       Interest income                                                                        (47,000)
                                                                                        -------------

LOSS BEFORE INCOME TAX BENEFIT AND CUMULATIVE EFFECT OF
       ACCOUNTING CHANGE                                                                  (11,715,000)

       Income tax benefit                                                                   1,173,000
                                                                                        -------------

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                        (10,542,000)

       Cumulative effect of accounting change                                             (17,702,000)
                                                                                        -------------

NET LOSS                                                                                $ (28,244,000)
                                                                                        =============

       Basic and diluted loss per share before cumulative effect of accounting change   $       (1.63)
       Cumulative effect of accounting change                                                   (2.74)
                                                                                        -------------
       Basic and diluted loss per share                                                 $       (4.37)
                                                                                        =============

       Weighted average common shares outstanding                                           6,460,455
                                                                                        =============



         The accompanying notes are an integral part of this statement.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

      CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE LOSS

                        For the Year Ended March 31, 2000



                                COMMON STOCK
                        ---------------------------
                                                                      ACCUMULATED
                                                      ADDITIONAL         OTHER
                           NUMBER                      PAID-IN       COMPREHENSIVE      ACCUMULATED                   COMPREHENSIVE
                          OF SHARES       AMOUNT       CAPITAL            LOSS            DEFICIT        TOTAL             LOSS
                        -------------  ------------  -------------   ----------------  -------------  ------------  ----------------
BALANCE -
    MARCH 31, 1999          6,460,455       $65,000    $51,281,000       $ (72,000)    $ (5,614,000)  $45,660,000
Translation adjustment              -             -              -           2,000                -         2,000         $2,000
Unrealized loss on
  investments                       -             -              -         (25,000)               -       (25,000)       (25,000)
Net loss                            -             -              -               -      (28,244,000)  (28,244,000)   (28,244,000)
                                                                                                                    ----------------
Comprehensive loss                  -             -              -               -                -             -   $(28,267,000)
                        -------------  ------------  -------------   ----------------  -------------  ------------  ================

BALANCE -
    MARCH 31, 2000          6,460,455       $65,000    $51,281,000        $(95,000)    $(33,858,000)  $(17,393,000)
                        =============  ============  =============   ================  =============  ============


         The accompanying notes are an integral part of this statement.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                        For the year ended March 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss                                                                      $(28,244,000)
       Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization                                                 3,011,000
          Provision for doubtful accounts                                                 321,000
          Cumulative effect of accounting change                                       17,702,000
          Changes in:
             Accounts receivable                                                       (3,964,000)
             Inventory                                                                 14,389,000
             Income tax refund receivable                                                 768,000
             Prepaid expenses and other current assets                                    137,000
             Other assets                                                                 657,000
             Accounts payable                                                          (8,743,000)
             Accrued liabilities                                                         (851,000)
             Deferred compensation obligation                                            (843,000)
                                                                                     ------------

                   Net cash used in operating activities                               (5,660,000)
                                                                                     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of plant and equipment                                                 (1,184,000)
       Liquidation of investments                                                         721,000
                                                                                     ------------
                   Net cash used by investing activities                                 (463,000)
                                                                                     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Net borrowings under the line of credit                                          7,438,000
       Payments on capital lease obligations                                           (1,139,000)
                                                                                     ------------

                   Net cash provided by financing activities                            6,299,000
                                                                                     ------------

EFFECT OF TRANSLATION ADJUSTMENT ON CASH                                                    2,000
                                                                                     ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS:                                                178,000
       Cash and cash equivalents, beginning of year                                       945,000
                                                                                     ------------
       Cash and cash equivalents, end of year                                        $  1,123,000
                                                                                     ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid during the year for:
             Interest                                                                $  3,081,000
                                                                                     ============
             Income taxes                                                            $        500
                                                                                     ============
       Non-cash investing and financing activities:
             Property acquired under capital lease                                   $    767,000
                                                                                     ============



            The accompanying notes are an integral part of this statement.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             March 31, 2000 and 1999


NOTE A - COMPANY BACKGROUND

     Motorcar Parts & Accessories, Inc. and its Subsidiaries (the "Company") remanufactures and distributes alternators and starters and assembles and distributes spark plug wire sets for the automotive aftermarket industry (replacement parts sold for use on vehicles after initial purchase). These automotive parts are sold to automotive retail chains and warehouse distributors throughout the United States.

     The Company obtains used alternators and starters, commonly known as cores, primarily from its customers (retailers) as trade-ins and by purchasing them from vendors (core brokers). The retailers grant credit to the consumer when the used part is returned to them, and the Company in turn provides a credit to the retailer upon return to the Company. These cores are an essential material needed for the remanufacturing operations. The Company has remanufacturing operations for alternators and starters in United States, Singapore and Malaysia. Assembly operations for spark plug wire kits are performed in Tennessee.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     1. PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Motorcar Parts & Accessories, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     2. CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     3. INVENTORY

     Inventory is stated at the lower of cost or market. Cost is determined using the average cost method, which approximates the first-in, first-out
     (FIFO) method. Beginning with the year ended March 31, 2000, market is determined by comparison to broker price lists. See Note E regarding the method used in previous years. The Company provides an allowance for potentially excess and obsolete inventory based upon historical usage and a product's life cycle. Inventory costs include material and core components, labor, freight and overhead.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     4. INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires the use of the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax bases of assets and liabilities and their reported amounts in the financial statement. The resulting asset or liability is adjusted to reflect changes in the tax laws as they occur. A valuation allowance is provided against deferred tax assets when their estimated realization is uncertain.

     5. DEPRECIATION AND AMORTIZATION

     Plant and equipment are stated at cost, less accumulated depreciation and amortization. The cost of additions, improvements, and interest on construction are capitalized, while maintenance and repairs are charged to expense when incurred. Depreciation and amortization are provided on a straight-line basis in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, which range from three to ten years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Accelerated depreciation methods are used for tax purposes.

     6. FOREIGN CURRENCY TRANSLATION

     For financial reporting purposes, the functional currency of the foreign subsidiaries is the local currency. The assets and liabilities of foreign operations are translated at the exchange rate in effect at the balance sheet date. The accumulated foreign currency translation adjustment is presented as a component of other comprehensive income or loss.

     7. REVENUE RECOGNITION

     The Company recognizes revenue when performance by the Company is complete. For products shipped free-on-board ("FOB") shipping point, revenue is recognized on the date of shipment. For products shipped FOB destination, revenues are recognized two days after date of shipment. Revenue is recognized for the "unit value", representing the remanufacturing value-added portion, plus the "core value", representing the assigned value of the core.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     7. REVENUE RECOGNITION - Continued

     Trade-ins are recorded in inventory and a credit is issued upon receipt of cores from customers. An allowance for trade-ins authorized but not received is recorded as a reduction of the receivable balance at the balance sheet date. Under the Company's new method of accounting for inventory, the difference in the amount of credit provided to the customer and the value of the returned core is charged to cost of goods sold. There was no difference between the customer credit and core value under the previous method (See Note E).


     8. EARNINGS PER SHARE

     Basic loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversation of securities, such as stock options and warrants, which would result in the issuance of incremental shares of common stock. Diluted loss per share for year ended March 31, 2000 does not include the effect of 684,750 options outstanding at March 31, 2000 as they were anti-dilutive.

     9. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

     10. FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities and debt approximate their fair value due to the short-term nature of these instruments. The carrying amounts of long-term receivables, capital lease obligations and other long-term liabilities approximate their fair value based on current rates for instruments with similar characteristics.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     11. STOCK-BASED COMPENSATION

     The Company has elected to continue to account for its stock-based employee compensation using the intrinsic value method and to disclose the pro forma effects on net income and earnings per share had the fair value of such compensation been expensed. Under the intrinsic value method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock. Stock-based compensation cost has not been significant.

     12. CREDIT RISK

     Substantially all of the Company's sales are to leading national automotive parts retailers. Credit risk with respect to trade accounts receivable is limited due to the Company's credit evaluation process and the nature of its customers.

     13. DEFERRED COMPENSATION PLAN

     The Company has a deferred compensation plan for certain management. The plan allows participants to defer salary, bonuses and commission. The assets of the plan are held in a trust and are subject to the claims of the Company's general creditors under federal and state laws in the event of insolvency. Consequently, the trust qualifies as a Rabbi trust for income tax purposes.

     The plan's assets consist primarily of mutual funds. The investments are classified as "available for sale" and are recorded at market value with any unrealized gain or loss recorded as a component of shareholders' equity. Adjustments to the deferred compensation obligation are recorded in operating expenses.

     14. COMPREHENSIVE INCOME - ADOPTION

     The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", which establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity during a period, resulting from transactions and other events and circumstances from non-owner sources. The Company has presented comprehensive loss on the Consolidated Statement of Shareholders' Equity.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

     15. RECLASSIFICATION

     Certain reclassifications have been made to the 2000 balance sheet to conform with the 1999 presentation.


NOTE C - REALIZATION OF ASSETS

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has incurred a significant loss during the year ended March 31, 2000, and has significant pending litigation and investigations (see Note O).

     Recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company. This in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations.

     Management has taken steps to revise its operations and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence, maintain its financing and return to profitability. These plans include the consolidation of operations, reduction of costs and restructuring its financing. Management also plans to terminate unprofitable product lines. Management believes that these changes will allow the Company to reduce its inventory levels, reduce manufacturing labor and overhead costs and eliminate low margin products.

     Management is actively pursuing resolution of the pending litigation and investigations. Although there can be no assurance as to the financial impact from these matters, management believes that it will be able to conclude these matters in a reasonable period.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE D - ACCOUNTS RECEIVABLE

     Accounts receivable consists of:



                                                                        March 31,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
          Gross trade receivables                             $ 21,980,000    $ 28,800,000
          Less
               Unprocessed credits for core returns             (5,205,000)    (15,017,000)
               Allowance for discounts                          (1,329,000)     (1,932,000)
               Allowance for doubtful accounts                    (183,000)       (231,000)
                                                              ------------    ------------

                                                              $ 15,263,000    $ 11,620,000
                                                              ============    ============


NOTE E - INVENTORY AND CHANGE IN ACCOUNTING POLICY

     For the year ended March 31, 2000, management adopted a new methodology for accounting for inventory. Management believes that the new methodology better reflects the economics of its business while providing a better measurement under generally accepted accounting principles. Under the Company's new accounting methodology, in recording core inventory at the lower of cost or market, the Company determines the market value based on comparisons to current core broker prices. Such values are normally less than the core value credited to customers' accounts when cores are returned to the Company as trade-ins. In prior years when the Company valued its inventory at the lower of cost or market, cost was determined using an average weighted cost method and the market value of cores was determined by the weighted average of the repurchase price of cores acquired from the Company's customers and the price of cores purchased from core brokers. Additionally, management reviews core inventory to identify excess quantities and maturing product lines. An allowance for obsolescence is provided to reduce the carrying (market) value of inventory to its estimated market value. As a result of these changes, the Company recorded a cumulative effect of accounting change of approximately $17 million. The cumulative effect of the accounting change is summarized as follows:



                                                  Previous          New
                                                   Method          Method          Change
                                                ------------    ------------    ------------
Core inventory cost                             $ 51,480,000    $ 30,973,000    $ 20,507,000
Overhead application                               5,196,000       3,461,000       1,735,000
Inventory allowances                             (12,968,000)     (8,428,000)     (4,540,000)
                                                ------------    ------------    ------------

                                                $ 43,708,000    $ 26,006,000    $ 17,702,000
                                                ============    ============    ============

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE E - INVENTORY AND CHANGE IN ACCOUNTING POLICY - Continued

     The adjustments to inventory at March 31, 2000 are summarized below:



          Cumulative effect of accounting change                                     $17,702,000
          Effect of accounting change on results of operations for the year
              ended March 31, 2000                                                     1,050,000
          Decrease to inventory balances at March 31, 1999, primarily
              attributable to increases in allowances                                 12,300,000
                                                                                  --------------
                                                                                     $31,052,000
                                                                                  ==============

     The pro forma effect of the change in accounting on the prior year has not been presented as all adjustments to the Statement of Operations for the year ended March 31, 1999 have not yet been determined.

     Inventory is comprised of the following:


                                                                         March 31,
                                                                ----------------------------
                                                                    2000            1999
                                                                ------------    ------------
          Raw materials and cores                               $ 24,393,000    $ 54,587,000
          Work-in-process                                          1,758,000       2,693,000
          Finished goods                                          15,351,000      28,121,000
                                                                ------------    ------------
                                                                  41,502,000      85,401,000
          Less-allowance for excess and obsolete inventory        (5,256,000)    (17,064,000)
                                                                ------------    ------------

                                                                $ 36,246,000    $ 68,337,000
                                                                ============    ============

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE F - PLANT AND EQUIPMENT

     Plant and equipment, at cost, are summarized as follows:

                                                                     March 31,
                                                           ----------------------------
                                                               2000            1999
                                                           ------------    ------------
Machinery and equipment                                    $ 11,959,000    $ 11,602,000
Office equipment and fixtures                                 4,452,000       3,286,000
Leasehold improvements                                        2,373,000       2,059,000
                                                           ------------    ------------
                                                             18,784,000      16,947,000
Less-accumulated depreciation and amortization               (7,409,000)     (4,512,000)
                                                           ------------    ------------

                                                           $ 11,375,000    $ 12,435,000
                                                           ============    ============


NOTE G - CAPITAL LEASE OBLIGATIONS

     The Company leases various machinery and computer equipment under agreements accounted for as capital leases. The cost and accumulated amortization of capital lease assets included in plant and equipment was $5,744,000 and $1,731,000, respectively, at March 31, 2000 and $4,977,000 and $650,000, respectively, at March 31, 1999.

     Future minimum lease payments at March 31, 2000 for the capital leases are as follows:


         YEAR ENDING MARCH 31,
         ---------------------
              2001                                                                      $ 1,381,000
              2002                                                                        1,381,000
              2003                                                                        1,318,000
              2004                                                                          693,000
              2005                                                                           16,000
                                                                                        -----------
              Total minimum lease payments                                                4,789,000
              Less amount representing interest                                            (621,000)
                                                                                        -----------
              Present value of future minimum lease payments                              4,168,000
              Less current maturities                                                    (1,106,000)
                                                                                        -----------
                                                                                         $3,062,000
                                                                                        ===========

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE H - LINE OF CREDIT

     Pursuant to an agreement dated August 1, 1998, as amended on April 15, 1999 and restated on April 20, 2000, the Company has a revolving line of credit with a bank for a credit facility in an aggregate principal amount not exceeding $38 million up to June 30, 2000. The maximum credit facility is reduced to $37.25 million from July 1, 2000 to September 30, 2000, $36.25 million from October 1, 2000 to December 31, 2000, $35 million from January 1, 2001 to March 31, 2001 and $34 million from April 1, 2001 to April 30, 2001. Additional permanent reductions shall be made for 100 percent of the net proceeds from (i) the sale of assets outside the ordinary course of business, (ii) the issuance of any debt or equity issued by the Company,
     (iii) any insurance payments received (exclusive of Director's and officers' insurance in connection with that certain litigation pending against the Company identified as JOSEPH L. SHALANT, IRA ON BEHALF OF HIMSELF AND OTHERS SIMILARLY SITUATED, PLAINTIFF VS. MOTORCAR PARTS AND ACCESSORIES, INC. ET AL, DEFENDANTS (SEE NOTE N)), and (iv) all local, state or federal tax refunds received. The agreement is collateralized by a lien on substantially all of the Company's assets.

     The agreement expires on April 30, 2001 and provides for interest on borrowings at the bank's prime rate (9% at March 31, 2000) plus 1%. An annual commitment fee of .5% is due monthly on the unused portion of the line of credit. The agreement allows the Company to obtain from the bank letters of credit and banker's acceptances in an aggregate amount not exceeding $1,000,000.

     In connection with the restated credit agreement, the Company granted to the bank warrants to purchase 400,000 shares of the Company's common stock at $2.045 per share, subject to adjustment as defined in the warrant agreement.

     The credit agreement requires the Company to meet certain financial conditions, including maintenance of certain minimum tangible net worth, cash flow and profitability measures. In addition, the Company is required to comply with various non-financial covenants. The Company was not in compliance with various financial and non-financial covenants at March 31, 2000. Subsequent to year end, the Company and the bank executed an amendment that, among other things, waived the events of default, amended certain covenants, provided for scheduled monthly mandatory reductions in the maximum principal amount under the line of credit to $33 million by March 31, 2001, and extended the due date for submission of audited annual financial statements covering the period through March 31, 2000. The Company has agreed to provide the bank by December 15, 2000 with a letter of intent by a third party lender for refinancing the loan.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE I - ACCUMULATED OTHER COMPREHENSIVE LOSS

     Accumulated other comprehensive loss consists of the following components:


                                                         March 31,
                                                   --------------------
                                                     2000        1999
                                                   --------    --------
Foreign currency translation                       $(70,000)   $(72,000)
Unrealized losses on investments                    (25,000)         --
                                                   --------    --------

                                                   $(95,000)   $(72,000)
                                                   ========    ========


NOTE J - EMPLOYMENT AGREEMENTS AND BONUS PLAN

     The Company has employment agreements with key employees, expiring at various dates through January 1, 2004. The employment agreements provide for annual base salaries aggregating $850,000 and bonuses based upon earnings. In addition, some of these employees were granted options pursuant to the Company's stock option plans for the purchase of 130,000 shares of common stock at exercise prices ranging from $2.50 to $18.50 per share.

     One such employment agreement provides for the employee to receive an amount equal to three times the annual base salary of $300,000 if the employee voluntarily terminates the agreement for good reason. Good reason is defined by the occurrence of any one of a number of circumstances after a change in control of the Company.

     The Company has established a bonus plan for the benefit of executives and certain key employees. The bonus is calculated as a percentage of the base salary ranging from 14% to 50%. The bonus percentage varies according to the percentage increase in earnings before income taxes and other predetermined parameters. No accrual for bonuses was recorded at March 31, 2000 or 1999.


NOTE K - COMMITMENTS

     The Company leases office and warehouse facilities in California and Tennessee under operating leases expiring through 2002. Certain leases contain escalation clauses for real estate taxes and operating expenses.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999


NOTE K - COMMITMENTS - Continued

     At March 31, 2000, the future minimum rental payments under the above operating leases are as follows:



                           Year ending March 31,
                  -----------------------------------------
                                    2001                     $1,688,000
                                    2002                      1,622,000
                                                            -----------
                                                             $3,310,000
                                                            ===========


     Rent expense for operating leases was $1,539,000 for the year ended March 31, 2000.


NOTE L - MAJOR CUSTOMERS

     The Company's three largest customers accounted for the following percentages of accounts receivable at:


                                                                                      March 31,
                                                                   ----------------------------------------------
                               Customer                                   2000                      1999
               ------------------------------------------          --------------------     ---------------------
                                   A                                       36%                      45%
                                   B                                       24%                      26%
                                   C                                       16%                       4%
                                                                   --------------------     ---------------------
                                                                           76%                      75%
                                                                   --------------------     ---------------------


     Customer A accounted for approximately 52%, Customer B accounted for approximately 17%, and Customer C accounted for approximately 8% of net sales for the year ended March 31, 2000.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999


NOTE M - INCOME TAXES

     Deferred income taxes consist of the following at:



                                                                     March 31,
                                                           ----------------------------
                                                               2000            1999
                                                           ------------    ------------
         Assets
                Net operating loss carryforwards           $  3,513,000    $  2,470,000
                Inventory                                    14,106,000       4,122,000
                Allowance for bad debts                         634,000         468,000
                Inventory capitalization                        195,000         238,000
                Vacation pay                                    180,000         120,000
                Accrued professional fees                       241,000         241,000
                Other                                            28,000         348,000
                                                           ------------    ------------

                                                           $ 18,897,000    $  8,007,000
         Liabilities
                State taxes                                  (1,085,000)       (423,000)
                Accelerated depreciation                     (1,033,000)     (1,131,000)
                                                           ------------    ------------

                           Net deferred tax asset            16,779,000       6,453,000

         Less - valuation allowance                         (13,529,000)     (3,203,000)
                                                           ------------    ------------
                                                           $  3,250,000    $  3,250,000
                                                           ============    ============


     The benefit for income taxes for the year ended March 31, 2000 consists of the following:


                    Current:
                         Federal                                             $1,173,000
                         State                                                        -
                         Deferred                                                     -
                                                                           ------------
                                                                             $1,173,000
                                                                           ============

     The difference between the tax benefit and the amount that would be computed by applying the statutory federal income tax rate to income before taxes for the year ended March 31, 2000 is attributable to the following:

                    Income tax benefit at 34%                              $ 10,002,000
                    State and local tax benefit, net of federal benefit       1,471,000
                    Valuation allowance                                     (10,326,000)
                    Other                                                        26,000
                                                                           ------------
                                                                             $1,173,000
                                                                           ============

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999


NOTE M - INCOME TAXES - Continued

     The long-term income tax refund receivable relates to the carryback of tax losses to prior years. The tax returns for these prior years are currently under examination by Internal Revenue Service (IRS). The Company has classified a portion of the receivable as non-current, as there is some uncertainty as to when the IRS will complete its examination for certain years.

     At March 31, 2000, the Company has federal and state net operating loss carryforwards of approximately $13,918,000 and $10,880,000, respectively, which expire in varying amounts through 2020.

NOTE N - STOCKHOLDERS' EQUITY

     SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     In a Rights Agreement dated February 24, 1998, between the Company and Continental Stock Transfer & Trust, the Company authorized 20,000 shares of Series A Junior Participating Preferred Stock. The Series A Junior Participating Preferred Stock has preferential voting, dividend and liquidation rights over the Common Stock.

     On February 24, 1998, the Company declared a dividend distribution to the holders of record at the close of business on March 12, 1998 of one Right on each share of Common Stock.

     Each Right, when exercisable, entitles the registered holder thereof to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $65 per one one-thousandth of a share (subject to adjustment).

     The Rights will not be exercisable or transferable apart from the Common Stock until an Acquiring Person, as defined in the Rights Agreement, without the prior consent of the Company's Board of Directors, acquires 20% or more of the outstanding shares of the Common Stock or announces a tender offer that would result in 20% ownership. The Company is entitled to redeem the Rights, at $.001 per Right, any time until ten days after a 20% position has been acquired. Under certain circumstances, including the acquisition of 20% of the Common Stock, each Right now owned by a potential Acquiring Person will entitle its holder to receive, upon exercise, shares of Common Stock having a value equal to twice the exercise price of the Right.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999


NOTE N - STOCKHOLDERS' EQUITY - Continued

     Holders of a Right will be entitled to buy stock of an Acquiring Person at a similar discount if, after the acquisition of 20% or more of the Company's outstanding shares of Common Stock, the Company is involved in a merger or other business combination transaction with another person in which it is not the surviving company, its common shares are changed or converted, or the Company sells 50% or more of its assets or earning power to another person. The Rights expire on March 12, 2008 unless earlier redeemed by the Company.

     STOCK OPTIONS

     In January 1994, the Company adopted the 1994 Stock Option Plan (the "1994 Plan"), under which it was authorized to issue non-qualified stock options and incentive stock options to key employees, directors and consultants to purchase up to an aggregate of 720,000 shares of the Company's common stock. The term and vesting period of options granted is determined by a committee of the Board of Directors with a term not to exceed ten years.

     In June 1998, the Plan was amended to increase the authorized number of shares issued to 960,000. As of March 31, 2000, there were 662,250 options outstanding under this plan and 73,250 options were available for grant.

     In August 1995, the Company adopted the Nonemployee Director Stock Option Plan (the "Directors Plan") which provides for the granting of options to directors to purchase a total of 15,000 shares of the Company's common stock. Options to purchase 7,500 shares have been granted under the Directors Plan as of March 31, 2000.

     In September 1997, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"), under which it is authorized to issue non-qualified stock options and incentive stock options to key employees, consultants and directors to purchase a total of 30,000 shares of the company's common stock. The term and vesting period of options granted is determined by a committee of the Board of Directors with a term not to exceed ten years. Options to purchase 15,000 shares have been granted under the 1996 Plan as of March 31, 2000.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE N - STOCKHOLDERS' EQUITY - Continued

     The following table summarizes information about the options outstanding at March 31, 2000:



                                             Options Outstanding                        Options Exercisable
                                ----------------------------------------------    ---------------------------------
                                                       Weighted Average                               Weighted
                                                 -----------------------------                         Average
             Range of                             Exercise        Remaining                           Exercise
         Exercise Prices           Shares          Price        Life in years        Shares             Price
       ---------------------    -------------    -----------    --------------    -------------    ----------------
       $ 2.50 to $ 2.88            175,000         $ 2.61            6 years         112,500           $ 2.67
       $ 6.00 to $ 9.00             67,600         $ 7.89            4 years          67,600           $ 7.89
       $10.63 to $15.63            371,400         $11.75            6 years         336,234           $11.76
       $17.32 to $19.13             70,750         $18.28            8 years          70,750           $18.28
                                -------------                                     -------------
                                   684,750         $ 9.71                            587,084           $10.36
                                =============                                     =============



     The following table summarizes the activity under these Plans for the year ended March 31, 2000:

                                                                                             Weighted Average
                                                                          Shares              Exercise Price
                                                                     -----------------    -----------------------
           Options outstanding at beginning of year                           587,750               $12.16
           Granted                                                            185,500                 3.13
           Exercised                                                                -                 -
           Cancelled                                                          (88,500)               12.18
                                                                     -----------------
           Options outstanding at end of year                                 684,750               $ 9.71
                                                                     =================
           Options exercisable at end of year                                 587,084               $10.36
                                                                     =================


     As of March 31, 2000, there were 73,250 options available for future grant under the 1994 Plan, 7,500 options available for future grant under the Directors Plan, and 15,000 options available for future grant under the 1996 Plan.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE N - STOCKHOLDERS' EQUITY - Continued

     The weighted-average fair value at date of grant for options granted during the year ended March 31, 2000 was $1.16 per option. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model utilizing the following assumptions:

           Expected option life in years                             5 years
           Risk-free interest rate                                   6.0 percent
           Expected stock price volatility                           35 percent
           Expected dividend yield                                   -

     Had the Company elected to recognize compensation cost based on the fair value of the options at the date of grant (See Note B11), net loss for the year ended March 31, 2000 would have increased by approximately $460,000 to $28,704,000, or $4.44 per share. Proforma disclosures for the year ended March 31, 2000 is not likely to be representative of the effect on future years.

NOTE O - LITIGATION

     The Company is a defendant in a class action lawsuit pending in the United States District Court, Central District of California, Western Division. The complaint alleges that the Company misstated its earnings in violation of securities laws over a three-year period and seeks damages on behalf of all persons who purchased the Company's common stock from August 1, 1996 to July 30, 1999. The Company's answer to the complaint has not yet been served. A settlement conference is scheduled for November 30, 2000. The outcome of this lawsuit cannot presently be determined.

     The Company's insurance carrier has filed a claim against the Company and certain officers concerning the coverage under its Directors and Officers (D&O) liability policy. The claim purports to invalidate coverage for claims made against the Company's officers in the securities fraud matter described above. On or about July 17, 2000, the parties entered into a stipulation and order to stay the action for four months to allow the Company time to resolve the securities action. The Company's deadline for responding to the claim is November 17, 2000. Based on the opinion of legal counsel, management believes that the Company and the officers are covered under the Company's D&O policy. The outcome of this matter cannot presently be determined.

               Motorcar Parts & Accessories, Inc. and Subsidiaries

                             March 31, 2000 and 1999



NOTE O - LITIGATION - Continued

     The Company is subject to an investigation by the Securities and Exchange Commission (SEC) relating to the same issues involved in the above-mentioned lawsuit. Management is cooperating with these investigations. The outcome of these investigations cannot presently be determined.

     The Company is subject to various other lawsuits and claims in the normal course of business. Management does not believe that the outcome of these matters will have a material adverse effect on its financial position or future results of operations.